Exhibit 10.19

Amendment No. 5
to Credit Agreement

This Amendment No. 5 to Credit Agreement is dated as of December 23, 2014, and is between CTI Industries Corporation, an Illinois corporation (the “Borrower”); CTI Supply, Inc., an Illinois corporation f/k/a CTI Helium, Inc., and a Wholly-Owned Subsidiary of the Borrower, in its capacity as a guarantor (the “Subsidiary Guarantor”); and BMO Harris Bank N.A., a national banking association, successor to Harris N.A. (the “Bank”).

The Borrower and the Bank entered into a Credit Agreement dated as of April 29, 2010 (the “Credit Agreement”), under which the Bank has extended certain credit facilities to the Borrower.

In connection with the Credit Agreement, the Subsidiary Guarantor entered into a Guaranty dated as of April 29, 2010 (the “Subsidiary Guaranty”), under which, among other things, the Subsidiary Guarantor guarantees the prompt and complete payment and performance of the Obligations.

The parties now desire to amend the Credit Agreement in certain respects.

The parties therefore agree as follows:

1.          Definitions. Defined terms used but not defined in this agreement are as defined in the Credit Agreement.

2.          Limited Waiver. (a) The Borrower has informed the Bank of the following defaults in the observance or performance of certain provisions of the Loan Documents:

(1)	that the Borrower and its Subsidiaries will make or will have made Capital Expenditures in the fiscal year of the Borrower ending on December 31, 2014, in excess of $700,000, the maximum permitted amount of Capital Expenditures set forth in section 8.23(d) of the Credit Agreement; and

(2)	that the Subsidiary Guarantor changed its legal name without first giving 30 days’ prior written notice of its intent to do so to the Bank.

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(b)          The Borrower acknowledges that an Event of Default has occurred or would occur as a result of each default described in section 2 (each such Event of Default, a “Subject Event of Default”). The Borrower further acknowledges that each Subject Event of Default entitles the Bank to exercise its rights and remedies under the Credit Agreement, applicable law, or otherwise. The Borrower has therefore requested that the Bank waive each Subject Event of Default. The Borrower acknowledges that but for the terms of this agreement all obligations under the Credit Agreement and each of the other Loan Documents would be immediately due and payable as the result of the occurrence of or upon the occurrence of a Subject Event of Default. In addition, the Borrower acknowledges that the Bank has incurred reasonable attorneys’ fees in connection with each Subject Event of Default and that those costs, fees, and expenses are recoverable by the Bank under the Credit Agreement.

(c)          The Bank hereby waives each Subject Event of Default that has occurred or that would result from any of the defaults described in section 2 and the Bank’s remedies under the Credit Agreement with respect to each Subject Event of Default. The limited waivers set forth in this agreement are to be narrowly construed. Except as provided in this agreement, those limited waivers neither extend to any other violations under, or default of, the Credit Agreement nor prejudice any rights or remedies that the Bank might have or be entitled to with respect to any such other violations or defaults.

3.          Amendments to Credit Agreement. (a) The definition of “Senior Funded Debt” in section 5.1 of the Credit Agreement is hereby amended by replacing “Excluded Flexo VIE Debt” with “Excluded VIE Debt.”

(b)          The definition of “Total Funded Debt” in section 5.1 of the Credit Agreement is hereby amended by replacing “Excluded Flexo VIE Debt” with “Excluded VIE Debt.”

(c)          Section 5.1 of the Credit Agreement is hereby further amended by inserting each of the following new definitions in the appropriate alphabetical order:

“             “Clever Container” means Clever Container Company LLC, an Illinois limited liability company and an Affiliate of the Borrower.

“Excluded Clever Container VIE Debt” means all Indebtedness for Borrowed Money of Clever Container, subject to satisfaction of the following conditions: (a) the aggregate amount of Clever Container’s liability for such indebtedness does not exceed $800,000 at any time; (b) none of the Borrower and its Subsidiaries has done any of the following: (i) directly or indirectly guaranteed such indebtedness; (ii) agreed (contingently or otherwise) to purchase or otherwise acquire such indebtedness; or (iii) otherwise assured any creditor of Clever Container against loss in respect of such indebtedness; and (c) no creditor of Clever Container has recourse to the general credit of the Borrower or any of its other Subsidiaries as a result of including Clever Container in the consolidated financial statements of the Borrower and its Subsidiaries.

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“Excluded VIE Debt” means, collectively, the Excluded Clever Container VIE Debt and the Excluded Flexo VIE Debt.

“Financial Consultant” is defined in Section 8.24 hereof.”

(d)          Section 8.5(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“              (b)          as soon as available, and in any event within forty-five (45) days after the last day of each calendar month, (i) a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Borrower and its Subsidiaries for the calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to the Bank; and (ii) a variance-to-budget analysis, in reasonable detail and setting forth a description of variances, if any, in the figures for such period from the projected figures for such period presented in the applicable business plan delivered to the Bank in accordance with subsection (g) below and specifying the action, if any, taken by the Borrower to address the same;”

(e)          Section 8.5(f) of the Credit Agreement is hereby amended by replacing “its independent public accountants” with “its independent public accountants or the Financial Consultant.”

(f)          Section 8.6 of the Credit Agreement is hereby amended by replacing “and independent public accountants (and by this provision the Borrower hereby authorizes such accountants to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary)” with “and independent public accountants and the Financial Consultant (and by this provision the Borrower hereby authorizes such accountants and the Financial Consultant to discuss with the Bank the finances and affairs of the Borrower and of each Subsidiary).”

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(g)          Section 8.23(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“             (a)          Senior Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2010), the Borrower shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010	3.50 to 1.00
March 31, 2011, and June 30, 2011	3.25 to 1.00
September 30, 2011	3.00 to 1.00
December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012	3.25 to 1.00
December 31, 2012, and March 31, 2013	3.00 to 1.00
June 30, 2013, and September 30, 2013	3.25 to 1.00
December 31, 2013	3.00 to 1.00
March 31, 2014	2.75 to 1.00
June 30, 2014, and September 30, 2014	2.50 to 1.00
December 31, 2014	4.25 to 1.00

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Fiscal Quarter Ending	Level
March 31, 2015	3.75 to 1.00
June 30, 2015	3.50 to 1.00
September 30, 2015, and December 31, 2015	3.25 to 1.00
March 31, 2016, and each fiscal quarter thereafter	3.00 to 1.00	”

(h)          Section 8.23(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“             (b)          Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2012), the Borrower shall not permit the Total Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
June 30, 2012	5.25 to 1.00
September 30, 2012	4.85 to 1.00
December 31, 2012, and March 31, 2013	4.60 to 1.00
June 30, 2013, and September 30, 2013	5.00 to 1.00
December 31, 2013	4.50 to 1.00
March 31, 2014	4.25 to 1.00
June 30, 2014, and September 30, 2014	4.10 to 1.00
December 31, 2014	5.85 to 1.00

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Fiscal Quarter Ending	Level
March 31, 2015	5.25 to 1.00
June 30, 2015, September 30, 2015, and December 31, 2015	4.50 to 1.00
March 31, 2016, and each fiscal quarter thereafter	4.25 to 1.00	”

(i)          Section 8 of the Credit Agreement is hereby further amended by inserting after amended section 8.23 the following new section 8.24:

“             Section 8.24         Engagement of Financial Consultant. The Borrower shall engage, for the duration of the fiscal year of the Borrower ending December 31, 2015 (or any shorter period approved in writing by the Bank), at the Borrower’s expense, Capstone Advisory Group, LLC, or another independent consultant of recognized standing selected by the Borrower and reasonably acceptable to the Bank (the “Financial Consultant”) to provide business financial planning and other advisory services to the Borrower and its Subsidiaries. The Borrower shall cause the management of the Borrower and its Subsidiaries to meet with the Financial Consultant at such reasonable times and reasonable intervals as the Borrower may determine, but at least once per fiscal quarter during the fiscal year of the Borrower ending December 31, 2015 (or less frequently as approved in writing by the Bank).”

4.          Reaffirmation of Subsidiary Guaranty. The Subsidiary Guarantor hereby expressly does each of the following:

(1)	consents to the execution by the Borrower and the Bank of this agreement;

(2)	acknowledges that the “Indebtedness” (as defined in the Subsidiary Guaranty) includes all of the “Obligations” under and as defined in the Credit Agreement, as amended from time to time (including as amended by this agreement);

(3)	acknowledges that the Subsidiary Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of the Borrower under the Credit Agreement or the Subsidiary Guarantor under the Subsidiary Guaranty;

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(4)	reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions contained in the Subsidiary Guaranty;

(5)	agrees that all such obligations and liabilities under the Subsidiary Guaranty continue in full force and that the execution and delivery of this agreement to, and its acceptance by, the Bank will not in any manner whatsoever do any of the following:

(A)	impair or affect the liability of the Subsidiary Guarantor to the Bank under the Subsidiary Guaranty;

(B)	prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of the Bank at law, in equity, or by statute against the Subsidiary Guarantor pursuant to the Subsidiary Guaranty; or

(C)	release or discharge, or be construed to release or discharge, any of the obligations and liabilities owing to the Bank by the Subsidiary Guarantor under the Subsidiary Guaranty; and

(6)	represents and warrants that each of the representations and warranties made by the Subsidiary Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date of this agreement.

5.          Representations and Warranties. To induce the Bank to enter into this agreement, the Borrower hereby represents to the Bank as follows:

(1)	that the Borrower is duly authorized to execute and deliver this agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended by this agreement, and to perform its obligations under the Credit Agreement, as amended by this agreement;

(2)	that the execution and delivery of this agreement and the performance by the Borrower of its obligations under the Credit Agreement, as amended by this agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Borrower or of any agreement binding upon the Borrower;

(3)	that the Credit Agreement, as amended by this agreement, is a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

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(4)	that the representation and warranties set forth in section 6 of the Credit Agreement, as amended by this agreement, are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Bank and except for changes specifically permitted under the Credit Agreement, as amended by this agreement;

(5)	that the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended by this agreement, including the covenants stated in section 8 of the Credit Agreement, other than in respect of the Subject Events of Default; and

(6)	that as of the date of this agreement no Default and no Event of Default under section 10 of the Credit Agreement, as amended by this agreement, has occurred or is continuing, other than the Subject Events of Default.

6.          Conditions. The effectiveness of this agreement is subject to satisfaction of the following conditions:

(1)	that the Bank has received the following:

(A)	a copy of this agreement, duly executed by the parties;

(B)	a copy of an amendment to the BMO Mezzanine NWPA and each of the other documents required to be delivered in accordance with section 6 of that amendment, each in form and substance satisfactory to the Bank and duly executed by all applicable Persons; and

(C)	all other documents, certificates, resolutions, and opinions of counsel as the Bank requests; and

(2)	that all legal matters incident to the execution and delivery of this agreement are satisfactory to the Bank and its counsel.

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7.          General. (a) This agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Credit Agreement and this agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Credit Agreement and this agreement.

(b)          This agreement is a Loan Document.

(c)          This agreement binds each party and their respective successors and assigns, and this agreement inures to the benefit of each party and the successors and assigns of the Bank.

(d)          Except as specifically modified or amended by the terms of this agreement, the terms and provisions of the Credit Agreement, the Subsidiary Guaranty, and the other Loan Documents are incorporated by reference herein and in all respects continue in full force and effect. The Borrower, by execution of this agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Credit Agreement and the other Loan Documents to which it is a party.

(e)          Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Credit Agreement, as amended by this agreement.

(f)          The Borrower shall pay all costs and expenses in connection with the preparation of this agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

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(g)          The Borrower hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement. The Borrower hereby further covenants and agrees not to sue the Bank or assert any claims, defenses, demands, actions, or liabilities against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement.

(h)          The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

[Signature pages follow]

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The parties are signing this Amendment No. 5 to Credit Agreement as of the date stated in the introductory clause.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	President

CTI Supply, Inc.
(f/k/a CTI Helium, Inc.)

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	President

BMO Harris BANK N.A.

By:	/s/ Joseph C. Mikulskis
Name:	Joseph C. Mikulskis
Title:	Senior Vice President

Signature page to Amendment No. 5 to Credit Agreement